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                               BATTLE FOWLER LLP
                        A LIMITED LIABILITY PARTNERSHIP
                              75 East 55th Street
                            New York, New York 10022
                                 (212) 856-7000

                               October 23, 1996



The Treasurer's Fund,  nc.
19 Old Kings Highway South
Darien, Connecticut  06820

Gentlemen:

                  We have acted as counsel to The Treasurer's Fund, Inc. (the "Fund") in connection with the preparation of the Post-Effective Amendment No. 16 to the Fund's Registration Statement on Form N-1A (the "Post-Effective Amendment") which proposes, pursuant to Section 24(e)(1) of the Investment Company Act of 1940, as amended, and Rule 24e-2(a) thereunder, to increase the number of registered shares of the Fund, in accordance with the calculation set forth therein, by 11,046,526 shares. The Post-Effective Amendment covers 3,682,176, 3,682,175 and 3,682,175 shares of Common Stock, par value $.001 per share, (collectively, the "Shares") respectively, for the Domestic Prime Money Market Portfolio, Tax-Exempt Money Market Portfolio and U.S. Treasury Money Market Portfolio.

                  We have examined copies of the Certificate of Incorporation and By-laws of the Fund, the Registration Statement, and such other corporate records and documents, including the consent of the Board of Directors and the minutes of the meetings of the Board of Directors of the Fund, as we have deemed necessary for the purpose of this opinion. We have also examined such other documents, papers, statutes and authorities as we deemed necessary to form a basis for the opinion hereinafter expressed. In our examination of such material, we have assumed the genuineness of all signatures and the conformity to original documents of fact material to such opinion, we have relied upon statements and certificates of officers and representatives of the Fund and others.

                  Based upon the foregoing, we are of the opinion that the Shares being registered under the Post-Effective Amendment when so issued and paid for will constitute validly authorized, legally issued, fully paid and non-assessable Shares.


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                  We hereby consent to the filing of this opinion as an exhibit to the Post-Effective Amendment. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                                              Very truly yours,


                                                              Battle Fowler LLP